Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

APA Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.625 per share	Rule 457(c) and Rule 457(h)	24,160,000	$36.70	$886,672,000.00	0.0001381	$122,449.40
Total Offering Amounts:					$886,672,000.00		$122,449.40
Total Fee Offsets:							—
Net Fee Due:							$122,449.40

(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers any additional shares of the Registrant’s common stock, par value $0.625 per share (the “Common Stock”), that become issuable under the APA Corporation 2016 Omnibus Compensation Plan, as amended, in the event of any stock split, stock dividend, recapitalization, or any other similar transaction.

(2)    Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act solely for purpose of calculating the registration fee. The maximum price per share of Common Stock and the maximum aggregate offering price are based on the average of the high and low sale price of the Common Stock as reported on the Nasdaq Stock Market on May 27, 2026, which date is within five business days prior to filing this Registration Statement.

Table 2: Fee Offset Claims and Sources

N/A